Exhibit 3.15

LLC ARTICLES OF ORGANIZATION (Domestic & foreign -T.11, Ch.21)

Vermont Secretary of State, 81 River Street, Montpelier, VT 05609-1104.

Name of LLC: Casella Major Account Services, LLC

(Name must contain the words Limited Liability Company, Limited Company, LLC, LC)

Organized under the laws of the state (or country) of: Vermont

Foreign LLC must attach a good standing cert, dated no earlier than 30 days prior to filing, from its State of origin.

Principal office: 25 Greens Hill Lane, Rutland, Vermont 05701

Registered agent:

Corporation Service Company

Agent’s street & po box:

159 State Street

Montpelier                                         VERMONT 05602

The fiscal year ends the month of: 4/30 (DEC will be designated as the month your year ends unless you state differently.) Each company under this title is required to file an annual report within 2 1/2 months of the close of its fiscal year. Failure to file may result in termination of the its authority. A pre-printed form will be mailed to your agent when the report is due.

Is this a term LLC?    ☐  Yes    ☒  No    If Yes, state duration of its term:

An LLC is an At-Will Company unless it is designated in its articles as a Term Co)

This is a MANAGER-MANAGED company?    ☐  Yes    ☒  No    If yes list name & address below

Are members personally liable for debts & obligations under T.11, §3043(b)?    ☐  Yes    ☒  No

Printed Name	John W. Casella, VP/Sec	Signature	/s/ John W. Casella	date:	01/26/05
VERMONT SECRETARY OF STATE 2005 JAN 27 PM 3:26

Organizers address:

25 Greens Hill Lane, Rutland, Vermont 05701

Fees: VT domestic = $ 75.00 Foreign (non-Vt) = $100.00 Print & file in duplicate. If a delayed effective date is not specified date (no later than 90 days after filing), it is effective the date it is approved. Give your email add. or phone # so we can contact you with questions: Melissa.Stevens@casella.com (rev 7/01)